UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2006

IAC/INTERACTIVECORP

(Exact name of Registrant as specified in charter)

Delaware

0-20570

59-2712887

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

152 West 57th Street, New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 22, 2006, William H. Berkman, 41, was elected to the Board of Directors of IAC/InterActiveCorp (“IAC”). Mr. Berkman is Managing Partner of Associated Group, LLC, the general partner of Liberty Associated Partners, LP, an investment fund that makes private and public market investments in telecommunications, media, Internet and related technology companies. He has held this position since early 2000.  In addition, Mr. Berkman is the Chairman of the Board of Directors of CURRENT Communications Group, LLC, a commercial fully-integrated broadband over power line (BPL) communications solutions provider.  Formerly, Mr. Berkman was President of the Associated Group, Inc. affiliate which founded Teligent, Inc., a competitive local exchange carrier servicing business customers, of which he was a Director until January 2000. Mr. Berkman also co-founded and served on the Board of Directors of Mobilcom, S.A. de C.V., a Mexican wireless operator subsequently sold to Nextel. He currently serves on the Board of Advisors of New Mountain Capital, a private equity spin-out of Forstmann Little & Co., and on the Board of Advisors of the Edgewater Funds, a middle market private equity fund.  Previously, Mr. Berkman served on a variety of public company Boards, including internet incubator CMGI.  Mr. Berkman lectures on communications technology at New York University’s School for Interactive Telecommunications.  He is a member of the Communications Sector Group of the New York City Investment Fund and holds patents for a variety of communications systems and components.  Mr. Berkman’s family established the Berkman Center For Internet & Society at Harvard Law School.  Mr. Berkman is a graduate of Harvard College.

Pursuant to the Amended and Restated Governance Agreement among IAC, Liberty Media Corporation (“Liberty”) and Barry Diller, dated as of August 9, 2005, Liberty has the right to nominate up to two persons for election to the IAC Board of Directors so long as certain stock ownership requirements are satisfied. Mr. Berkman is one of Liberty’s designees, and Liberty currently has the right to nominate one other person as an IAC Board member.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

	By:	/s/ Gregory R. Blatt
	Name:	Gregory R. Blatt
	Title:	Executive Vice President and
General Counsel

Date: February 28, 2006